                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                               (Amendment No. 1)*

                       Health Benefits Direct Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42220V 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 5, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /     Rule 13d-1(b)

         / /     Rule 13d-1(c)

         /x/     Rule 13d-1(d)

-------------------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

              The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
         Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 42220V 10 7                  13G       Page 2 of 6 Pages
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====================== =========================================================
           1           NAME OF REPORTING PERSONS
                       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                       (ENTITIES ONLY)
                               Marlin Capital Partners I, LLC (1)
---------------------- ---------------------------------------------------------
           2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) / /
                                                                         (b) /x/
---------------------- ---------------------------------------------------------
           3           SEC USE ONLY

---------------------- ---------------------------------------------------------
           4           CITIZENSHIP OR PLACE OR ORGANIZATION
                               Florida
---------------------- ---------------------------------------------------------
                           5     SOLE VOTING POWER

                                   2,413,882
       NUMBER OF       ---------------------------------------------------------
         SHARES            6     SHARED VOTING POWER
      BENEFICIALLY
       OWNED BY                    - 0 -
         EACH          ---------------------------------------------------------
       REPORTING           7     SOLE DISPOSITIVE POWER
     PERSON WITH
                                   2,413,882
                       ---------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                   - 0 -
---------------------- ---------------------------------------------------------
           9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                       REPORTING PERSON
                               2,413,882
---------------------- ---------------------------------------------------------
           10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES                                    / /
---------------------- ---------------------------------------------------------
           11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                               8.7%
---------------------- ---------------------------------------------------------
           12          TYPE OF REPORTING PERSON
                               OO
====================== =========================================================

(1) On, and after, July 5, 2006, Betsy Brauser was the manager of Marlin Capital
Partners I, LLC.

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CUSIP No. 42220V 10 7                  13G       Page 3 of 6 Pages
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      Item 1.

            (a)   Name of Issuer:

                  Health Benefits Direct Corporation

            (b)   Address of Issuer's Principal Executive Offices:

                  c/o Health Benefits Direct Corporation
                  2200 S.W. 10th Street
                  Deerfield Beach, Florida 33442.

      Item 2.

            (a)   Name of Person Filing:

                  Marlin Capital Partners I, LLC

            (b)   Address of Principal Business Office, or if none,Residence:

                  595 North Federal Highway
                  Boca Raton, Florida 33432.

            (c)   Citizenship:

                  The Reporting Person is a limited liability company organized under the laws of the state of Florida.

            (d)   Title of Class of Securities:

                  Common Stock, par value $0.001 per share

            (e)   CUSIP Number:

                  42220V 10 7

      Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or
                  13d-2(b) or (c), check whether the person filing is a:

      (a)   / /   Broker or dealer registered under Section 15 of the Exchange
                  Act.
      (b)   / /   Bank as defined in section 3(a)(6) of the Exchange Act.
      (c)   / /   Insurance company as defined in section 3(a)(19) of the
                  Exchange Act.
      (d)   / /   Investment company registered under section 8 of the
                  Investment Company Act.
      (e)   / /   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
      (f)   / /   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

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CUSIP No. 42220V 10 7                  13G       Page 4 of 6 Pages
--------------------------------                --------------------------------

      (g)   / /   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).
      (h)   / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.
      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      Item 4.     Ownership

            (a)   Amount beneficially owned:

                  2,413,882

            (b)   Percent of Class:

                  8.7%

            (c)   Number of shares as to which the Reporting Person has:

                  i.   Sole power to vote or to direct to vote:

                       2,413,882

                  ii.  Shared power to vote or to direct to vote:

                       0

                  iii. Sole power to dispose or to direct the disposition of:

                       2,413,882

                  iv.  Shared power to dispose or to direct the disposition of:

                       0

      Item 5.     Ownership of Five Percent or Less of a Class.

                  Not applicable.

      Item 6.     Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

      Item 7.     Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent Holding
                  Company.

                  Not Applicable.

      Item 8.     Identification and Classification of Members of the Group.

--------------------------------                --------------------------------
CUSIP No. 42220V 10 7                  13G       Page 5 of 6 Pages
--------------------------------                --------------------------------

                  Not Applicable

      Item 9.     Notice of Dissolution of Group.

                  Not Applicable.

      Item 10.    Certification.

                  Not Applicable

           [The remainder of this page was intentionally left blank.]

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CUSIP No. 42220V 10 7                  13G       Page 6 of 6 Pages
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                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2006

                                       MARLIN CAPITAL PARTNERS I, LLC

                                       By:  /s/ Betsy Brauser
                                          ---------------------------
                                       Name:  Betsy Brauser
                                       Title: Manager